Exhibit 10(iii)

SECOND AMENDMENT TO EMPLOYMENT AGREEMENT

THIS SECOND AMENDMENT TO EMPLOYMENT AGREEMENT, made as of the 1st day of February 2014, by and among PENNS WOODS BANCORP, INC. (“Penns Woods”), a Pennsylvania business corporation, JERSEY SHORE STATE BANK (“JSSB”), a Pennsylvania banking institution and wholly owned subsidiary of Penns Woods (Penns Woods and JSSB are sometimes referred to herein collectively as the “Employer”), and RICHARD A. GRAFMYRE (“Executive”), an adult individual.

BACKGROUND

1.                                      Penns Woods, JSSB and Executive are presently parties to an employment agreement, dated as of October 29, 2010, as amended on June 12, 2012 (as so amended, the “Employment Agreement”).

2.                                      Penns Woods, JSSB and Executive have agreed to certain modifications to the Employment Agreement.

AGREEMENT:

NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

1.                                      Amendment of Section 4(a) of the Employment Agreement.  Section 4(a) of the Employment Agreement is hereby amended and restated in its entirety to read as follows:

“(a)                           Salary.  During the Employment Period, Executive shall be paid a base salary at the rate of $425,000 per year, payable at such times as salaries are paid to other executive officers of the Employer.  The Board of Directors of Penns Woods or JSSB shall review Executive’s base salary annually and may, from time to time, in its discretion increase Executive’s base salary.  Any and all such increases in base salary shall be deemed to constitute amendments to this subsection to reflect the increased amounts, effective as of the dates established for such increases by appropriate corporate action.”

2.                                      Amendment of Section 4(c) of the Employment Agreement.  Section 4(c) of the Employment Agreement is hereby amended and restated in its entirety to read as follows:

“(c)                            Vacation and Sick Leave.  During the Employment Period, Executive shall be entitled to such paid vacation as may be determined in accordance with the personnel policies of the Employer from time to time in effect, but in no event less than five (5) weeks per annum.  During the Employment Period, Executive shall be entitled to an annual sick leave benefit as may be determined in accordance with the personnel policies of the Employer from time to time in effect, but in no event less than forty (40) hours per year.  Executive shall not be entitled to receive any additional compensation from the Employer for failure to take all of his entitled vacation or sick leave time, nor shall Executive be able to accumulate unused vacation or sick leave time from one year to the next, unless otherwise provided by the personnel policies of the Employer from time to time in effect.  In the event the personnel policies of the Employer provide for paid time off with no distinction between vacation and sick leave, the Executive shall be entitled to no less than 30 days of paid time off per year.”

3.                                      Amendment of Section 5(a) of the Employment Agreement.  Section 5(a) of the Employment Agreement is hereby amended and restated in its entirety to read as follows:

“(a)                           Benefits.  If a Change in Control (as defined in Section 5(e)) shall occur and concurrently therewith or during a period of twenty-four (24) months thereafter Executive’s employment hereunder is terminated by the Employer without Cause (other than for the reasons set forth in Section 3(d)) or by Executive with Good Reason, Executive shall be entitled to receive a lump-sum cash payment, no later than thirty (30) days following the date of such termination, in an amount equal to two (2.0) times the sum of (i) Executive’s annual base salary then in effect (or immediately prior to any reduction resulting in a termination for Good Reason) and (ii) the average of the last three (3) annual bonuses paid by the Employer to Executive.”

4.                                      Amendment of Section 5(d)(ii) of the Employment Agreement.  Section 5(d)(ii) of the Employment Agreement is hereby amended to refer to a distance of 25 miles, rather than 50 miles, from the location of his office on the date of the Change in Control.

5.                                      Ratification of Agreement.  Except as otherwise provided in this Amendment to Employment Agreement, all terms and conditions of the Employment Agreement remain in full force and effect, and nothing contained in this Amendment to Employment Agreement shall be deemed to alter or amend any provision of the Employment Agreement except as specifically provided herein.  References in the Employment Agreement to the “Agreement” shall be deemed to be references to the Agreement as amended hereby.

6.                                      Waiver. No provision of this Amendment to Employment Agreement may be modified, waived, or discharged unless such waiver, modification, or discharge is agreed to in writing and signed by Executive and the Employer.  No waiver by any party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Amendment to Employment Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

7.                                      Assignment.  This Amendment to Employment Agreement shall not be assignable by any party, except by the Employer to any affiliated company or to any successor in interest to its business.

8.                                      Entire Agreement.  This Amendment to Employment Agreement contains the entire agreement of the parties relating to the subject matter hereof.

9.                                      Applicable Law.  This Agreement shall be governed by and construed in accordance with the domestic, internal laws of the Commonwealth of Pennsylvania, without regard to its conflicts of laws principles.

IN WITNESS WHEREOF, the parties have executed this Amendment to Employment Agreement as of the date first above written.

PENNS WOODS BANCORP, INC.

	By:	/s/ Brian L. Knepp

	Attest:	/s/ Kimberly R. Yale

JERSEY SHORE STATE BANK

	By:	/s/ Brian L. Knepp

	Attest:	/s/ Kimberly R. Yale

Witness:

/s/ Kimberly R. Yale	/s/ Richard A. Grafmyre
Richard A. Grafmyre